Exhibit 99.1

SEGMENTZ, INC. ANNOUNCES NEW APPOINTEE TO BOARD OF

DIRECTORS

- Automotive Industry Executive Pete Whitehead to Join Segmentz, Inc. -

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Segmentz, Inc.	Hayden Communications, Inc.
Allan Marshall	Matt Hayden
813-989-2232	843-272-4653

TAMPA, Fla.–(BUSINESS WIRE)-January 11, 2005–Segmentz, Inc. (AMEX: SZI), provider of transportation and logistics management services to a select client base, ranging from mid-sized to Fortune 100 companies, announced today that automotive industry veteran Pete Whitehead has agreed to join its Board of Directors.

Mr. Whitehead is a retired former president of Atlantic Automotive Components, a joint venture of Ford/Visteon and Venture Industries, in Benton Harbor Michigan. While serving as president from 1995 to 2003, Mr. Whitehead oversaw revenue growth from $18 million to over $90 million.

Allan Marshall, Chief Executive Officer of Segmentz, Inc., commented, “The appointment of former automotive industry executive Pete Whitehead to our board greatly augments our corporate leadership. Pete brings a history of success and long-standing relationships within the automotive industry, as well as his connections in the Midwestern region, which will serve us well as we further expand our reach in these important markets. I am excited to add such a qualified and energetic leader to our board of directors.”

Mr. Whitehead commented, “Expedited delivery and Line-haul shipping are becoming increasingly critical to a functional supply chain, and Segmentz has the right people, the right geographic footprint and the right business plan to become a leader in this emerging industry. I look forward to working with the Segmentz organization and its management team, and believe I can contribute expertise based on industry knowledge and established relationships which will prove beneficial to the organization, its employees, and its shareholders.”

About Segmentz, Inc.

Segmentz, Inc. is a provider of premium transportation and logistics management services to its target client base, ranging from mid-sized to Fortune 100 companies. The Company’s services include regional trucking, time-definite transportation, dedicated delivery and supply chain management services. The Company operates a network of terminals in the Southeast and Midwest United States. The Company is dedicated to providing services that are customized to meet its client’s individual needs and flexible enough to cope with an ever-changing business environment. Segmentz, Inc. is publicly traded on the American Stock Exchange under the symbol SZI.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our transportation products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the transportation and third party logistics market, increased competition, our ability to attract and retain qualified personnel, our ability to identify and successfully consummate future acquisitions; adverse changes in customer order patterns, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Segmentz periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 31, 2003.

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